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                                                                      EXHIBIT 16





July 3, 2003


Securities and Exchange Commission
Washington, D. C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Levitt Corporation and, under the date of January 29, 2002 (except for note 15 as to which the date is March 7, 2002) we reported on the consolidated financial statements of Levitt Corporation and Subsidiaries as of December 31, 2001 and 2000. On January 7, 2003, our appointment as principal accountants was terminated. We have read Levitt Corporation's statements included under the section "Change in Accountants" in the prospectus dated July 3, 2003, and we agree with such statements except that we are not in a position to agree or disagree with Levitt Corporation's statement that the change was approved by the Audit Committee of the Board of Directors of BankAtlantic Bancorp. and we are not in a position to agree or disagree with Levitt Corporation's statement that PriceWaterhouseCoopers were not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Levitt Corporation's consolidated financial statements.

Very truly yours,

/s/ KPMG LLP